As filed with the Securities and Exchange Commission on November 29, 2010
Investment Company Act File No. 811-____________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION FILED PURSUANT
TO SECTION 8(a) OF THE INVESTMENT COMPANY ACT OF 1940

                  The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940, as amended, and in connection with such notification of registration submits the following information:

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Name:

                                    The Cushing MLP Income Fund

Address of Principal Business Office (No. & Street, City, State Zip Code):

                                    8117 Preston Road, Suite 440
                                    Dallas, Texas 75225

Telephone Number (including area code):

                                    (214) 692-6334

Name and address of agent for service of process:

                                    Jerry V. Swank
                                    Swank Energy Income Advisors, LP
                                    8117 Preston Road, Suite 440
                                    Dallas, Texas 75225

Check Appropriate Box:

         Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940, as amended, concurrently with the filing of Form N-8A:

                                    YES   X          NO   __

SIGNATURES

         Pursuant to the requirements of the Investment Company Act of 1940, as amended, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Dallas, State of Texas on the 29th day of November, 2010.

The Cushing MLP Income Fund

By: /s/ Jerry V. Swank
Jerry V. Swank
Chief Executive Officer and Sole Trustee

Attest: /s/ Daniel L. Spears
Executive Vice President and Secretary